Exhibit 10.1
CERTAIN INFORMATION HAS BEEN OMITTED OR REDACTED FROM THIS EXHIBIT BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED
REAL ESTATE PURCHASE AND SALE CONTRACT

1.PARTIES. The names and addresses of the parties to this Contract are:

a.	Seller	1300 East Anderson Lane, Ltd.
c/o Byram Properties, LLC
[REDACTED]
[REDACTED]
[REDACTED]
[REDACTED]

b.	Purchaser	Artivion, Inc.
1655 Roberts Blvd. NW
Kennesaw, GA 30144
Attn: Legal Department
[REDACTED]

2.PROPERTY. Seller agrees to sell, convey, transfer and assign, and Purchaser agrees to purchase and pay for the following, all of which is collectively referred to in this Real Estate Purchase and Sale Contract (this “Contract”) as the “Property”:
a.Land. The tracts of land being described as follows, which shall be referred to in this Contract as the “Land”:
SEE EXHIBIT “A” ATTACHED HERETO AND INCORPORATED HEREIN BY REFERENCE.
b.Appurtenances. All of Seller’s rights and appurtenances to the Land, including, without limitation, any right, title, and interest of Seller in and to any and all easements, and adjacent streets, roads, alleys, or rights-of-way.
c.Improvements. Any and all buildings, structures, fixtures, or other improvements located on the Land, including, without limitation, those certain existing office buildings located on the Land and containing approximately 35,486 rentable square feet and approximately 40,320 rentable square feet, respectively, and having an address of 1300 E. Anderson Lane, Buildings A and B, Austin, Texas 78752, all of which are referred to in this Contract as the “Improvements”.

d.Personal Property. All equipment, appliances, furniture, furnishings, and other personal property owned by Seller and attached to, appurtenant to, or located in, on, or used in connection with the Land and Improvements, all of which are referred to in this Contract as the “Personal Property.”
e.Contract Rights. Seller’s rights, titles, and interests in all assignable warranties, guaranties, and bonds relating to the Land, Improvements or Personal Property (the “Warranties”); and Seller’s rights, titles, and interests in all service contracts and management contracts, relating to the Land, the Improvements, or the Personal Property, which Purchaser elects during the Feasibility Period to have assigned to Purchaser (the “Service Contracts”).
f.Plans and Studies. Seller’s right, title and interest in and to all site plans, CAD files, surveys, soil and substrata studies, architectural drawings, plans and specifications, engineering plans and studies, floor plans, landscape plans and other plans or studies of any kind that relate to the Land, the Improvements or the Personal Property (the “Plans”).
g.Permits. Seller’s right, title and interest in and to all assignable licenses and permits, utility commitments and other development rights relating to the Land, Improvements or Personal Property, all of which are referred to in this Contract as the “Permits.”
h.Trade Name and Goodwill. Seller’s rights, title and interest in and to the name “1300 East Anderson Lane”, and all good will related thereto (the “Trade Name”).
i.Miscellaneous. Any and all other rights, privileges and appurtenances owned by Seller and in any way related to, or used in connection with, the operation of the Property.
3.PURCHASE PRICE. Subject to the conditions of this Contract, Purchaser agrees to pay the following purchase price (“Purchase Price”) in the following manner:
a.Total Amount. The total amount of the Purchase Price is Twelve Million Fifty Thousand and 00/100 Dollars ($12,050,000.00).
b.Cash Payment. The total amount of the Purchase Price shall be paid in cash at Closing.
4.ESCROW DEPOSIT. Within five (5) business days after the Effective Date of this Contract, Purchaser agrees to deliver an escrow deposit in the amount of One Hundred Twenty-Six Thousand and 00/100 Dollars ($126,000.00) (the “Escrow Deposit”) to be held in escrow by the Title Company as Escrow Agent. If requested by Purchaser, the Escrow Agent is authorized to place the Escrow Deposit in an interest bearing account at a financial institution whose accounts are insured by an agency of the federal government, and the interest earned on such funds shall be paid or credited to the party entitled to receive the Escrow Deposit under the terms of this Contract. The Escrow Deposit shall be disbursed in accordance with the terms of this Contract. In the event of any dispute between Seller and Purchaser concerning disbursement of the Escrow Deposit, the Title Company shall be authorized to file an interpleader suit in the

District Court of the County in which the Property is located, and the disposition of such funds shall be determined in accordance with such proceeding, and the Title Company shall be released of all further liability with respect to such Escrow Deposit.
5.INFORMATION AND FEASIBILITY PERIOD. Seller shall furnish certain information and documents, and Purchaser shall have a period of time to study the feasibility of purchasing the Property, as follows:
a.Information. Within five (5) days after the Effective Date of this Contract, Seller shall deliver to Purchaser true, correct and complete copies of those documents listed on Exhibit “B” attached hereto and incorporated herein by reference (the “Initial Review Materials”). In addition, Seller will from time to time provide Purchaser, promptly after written request, or make available to Purchaser at the Property for review and copying at Purchaser’s expense, copies of any and all other documents relating to the Property which are in Seller’s possession or subject to Seller’s control, including without limitation those in the possession of or subject to the control of Seller’s property manager (the “Additional Review Materials”).
b.Feasibility Period. For a period of forty-five (45) days after the Effective Date hereof (the “Feasibility Period”), Purchaser shall have the right of investigation and inspection of the Property, and the documents and records described above, to determine whether or not Purchaser desires to proceed with the purchase of the Property. During such Feasibility Period, and during the period prior to the Closing, Purchaser and Purchaser’s agents shall have the right of access to the Property for the purpose of conducting such investigations and inspections, including, without limitation, environmental studies. Purchaser agrees that Purchaser will repair any damage to the Property resulting from such investigation and inspection, and shall indemnify and hold Seller harmless from any and all claims, causes of action and damages arising as a result of such investigation and inspection, other than those resulting from the disclosure of conditions existing with respect to the Property, which conditions were not caused by Purchaser, or its consultants, agents or employees. The obligations of Purchaser set forth in the preceding sentence shall survive termination of this Contract and any Closing hereunder. If, in Purchaser’s sole judgment and discretion, Purchaser decides that it does not wish to proceed with the purchase of the Property, Purchaser shall give Seller written notice of such fact on or before the end of the Feasibility Period. Upon delivery of such written notice, and without the requirement or need for further action or consent of Seller, the Escrow Agent shall return the Escrow Deposit to Purchaser, except for $100 thereof which shall be delivered to Seller as consideration for the execution of this Contract, and both parties shall be released from all further obligations under this Contract, except those obligations expressly surviving termination of this Contract. If Purchaser does not notify Seller of its election to terminate this Contract as provided above, then it shall be assumed that Purchaser intends to proceed with the purchase of the Property, and the Contract may not be terminated by Purchaser for the reasons set forth in this Section.

c.Estoppel Certificates. Upon Purchaser’s request, Seller shall use commercially reasonable efforts to obtain from any relevant party identified by Purchaser under any restrictive covenants, easement agreements, condominium declaration or other matters of record affecting the Property an estoppel certificate (“Estoppel Certificate”). Purchaser shall provide Seller with Purchaser’s requested form for any such Estoppel Certificate prior to the expiration of the Feasibility Period. Seller shall promptly provide Purchaser with a copy of each executed Estoppel Certificate when it is received by Seller, and agrees to use commercially reasonable, good faith efforts to obtain each such Estoppel Certificate within fifteen (15) days after Purchaser provides Seller with Purchaser’s requested form thereof.
6.TITLE AND SURVEY MATTERS.
a.Title Commitment. Within five (5) business days after the Effective Date of this Contract, Seller, at Seller’s sole cost and expense, shall deliver or cause to be delivered to Purchaser a Commitment for Title Insurance from Heritage Title Company, 200 West 6th Street, Suite 1600, Austin, Texas 78701, Attn: John Bruce (“Title Company”). The Title Commitment shall set forth the status of the title of the Property and show all liens, claims, encumbrances, easements, rights-of-way, encroachments, reservations, restrictions, and any other matters affecting the Property. The Title Company shall furnish to Purchaser a true, complete, and legible copy of all documents referred to in the Title Commitment, including, but not limited to, deeds, lien instruments, plats, reservations, restrictions and easements.
b.Survey. Within five (5) days after the Effective Date of this Contract, Seller shall deliver or cause to be delivered to Purchaser, at no cost to Purchaser, Seller’s most recent survey of the Property (the “Existing Survey”). Purchaser shall have the right, but not the obligation, in Purchaser’s sole and absolute discretion, to obtain a new or updated survey of the Property (the “New Survey”) prepared by a licensed surveyor at Purchaser’s expense prior to the expiration of the Feasibility Period. The “Survey” shall mean the Existing Survey or, if Purchaser elects to obtain a New Survey, the New Survey.
c.Review of Information. Purchaser shall have until the end of the Feasibility Period to examine those documents and to specify to Seller those items reflected thereon which Purchaser will accept as permitted exceptions to title (“Permitted Exceptions”), and those items which Purchaser finds objectionable (“Title Objections”). Seller, at Seller’s sole cost and expense, shall use commercially reasonable efforts to correct or remove all Title Objections, give Purchaser written notice thereof, and deliver at Closing an amended Title Commitment reflecting the correction or deletion of such matters. If Purchaser does not deliver to Seller a written notice specifying those items which are Permitted Exceptions and Title Objections within the above-stated time period, then all of the items reflected on the Title Commitment shall be considered to be Permitted Exceptions. Notwithstanding the foregoing, any liens affecting the Property shall be Title Objections and Seller shall cause such liens to be released at or prior to Closing.
d.Uncorrected Title Objections. If Seller fails to cause all of the Title Objections to be corrected or removed prior to Closing, Purchaser shall have the following rights:

i.Purchaser may terminate this Contract by giving Seller written notice thereof, in which event the Escrow Deposit shall be returned to Purchaser, and both parties shall be released from all further obligations under this Contract; or
ii.Purchaser may elect to purchase the Property subject to the Title Objections not so corrected or removed.
7.SELLER’S WARRANTIES AND REPRESENTATIONS. To induce Purchaser to enter into this Contract and to purchase the Property, Seller warrants and represents to Purchaser as follows, which warranties and representations shall also be deemed to be made at the time of the Closing, and which shall survive the Closing and not be merged therein.
a.Seller’s Authority. Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas, with full power and authority to own the Property and to enter into this Contract. The execution, delivery and performance of this Contract by Seller have been duly authorized by all necessary company action on the part of Seller. The person executing this Contract on behalf of Seller has been duly authorized to execute this Contract and bind Seller to the terms hereof. This Contract has been duly executed and delivered by Seller and constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms. The execution and performance of this Contract by Seller will not violate any provision of Seller’s operating agreement or other organizational documents, or any agreement, instrument, judgment, order, writ, decree, statute, rule or regulation applicable to Seller.
b.Title. Seller has and will convey to Purchaser at Closing, good and indefeasible fee simple title to the Property, free and clear of all conditions, exceptions, or reservations, except the Permitted Exceptions and those Title Objections that will be corrected or removed by Seller on or before the Closing.
c.No Condemnation. No pending condemnation, assessment or similar proceeding or charge affecting the Property, or any portion thereof, exists. Seller has not received any notice, and has no knowledge that any such proceeding or charge is contemplated.
d.Cancellation of Contracts. There are no management, service, supply or maintenance agreements with respect to the Property, or any portion thereof, that cannot be cancelled within thirty (30) days of any notice to cancel or that, upon cancellation, would create, give rise to, or form the basis of, a lien or encumbrance on the Property.
e.Utilities. All utilities required for the operation of the Improvements are installed and operating, and all installation and connection charges have been paid in full. All utilities required for the operation of the Improvements enter the Land through adjoining public streets or through adjoining private land in accordance with valid public or private easements that will inure to the benefit of Purchaser.

f.No Violations. No zoning, building, or similar law, ordinance, or regulation or restrictive covenant is, or as of the Closing will be, violated by the continued maintenance, operation or use of the Improvements. There are not, and as of the Closing, there will not be, any uncured violation of Federal, state, or municipal laws, ordinances, orders, regulations, or requirements affecting any portion of the Property. The execution by Seller of this Contract and the consummation by Seller of the transactions contemplated hereby do not, and at the Closing Date will not, result in a breach of any of the terms or provisions of, or constitute a default or a condition which upon notice or lapse of time or both would ripen into a default under, any indenture, agreement, instrument or obligation which Seller is a party to or by which the Property or any portion thereof is bound.
g.Condition of Property. There are no structural defects or roof leaks in any of the buildings or other improvements located on the Property. No part of the Improvements or Personal Property have been destroyed or damaged by fire or other casualty. The HVAC, electrical and plumbing systems serving the Improvements are all in good working condition, and are sufficient for operation of the Property.
h.No Mechanic’s Liens. There are no unpaid bills for work performed on the Property or materials delivered to the Property that would give rise to the creation of any mechanic’s or materialmen’s lien against the Property or any portion thereof.
i.No Lawsuits. There are no pending or threatened lawsuits relating to or affecting the Property or any portion thereof, or relating to any existing or prior leases or occupancy agreements affecting the Property, or relating to the management or operation of the Property.
j.Hazardous Materials. To Seller’s knowledge, the Property has never been used (i) for the storage or disposal of hazardous or toxic waste or materials or petroleum products, or (ii) as a land fill. To Seller’s knowledge, the Property and the Improvements do not contain any asbestos or levels of mold which are potentially dangerous to human health.
k.Access. The Property has full and free access to and from a dedicated public street, and Seller has no knowledge of any pending or threatened proceeding by any governmental authorities or any other fact or condition which would limit or result in the termination of such access.
l.Leases. The Property is not subject to any leases or other occupancy agreements other than the existing lease between Seller, as landlord, and Purchaser, as Tenant (the “Lease”), and there are no parties in possession, or occupying any space in any part of the Property, except the Purchaser under the Lease.
m.Performance of Landlord’s Obligations. All painting, repairs, alterations, and other work required to be performed by the landlord under the Lease, and all of the other obligations of the landlord required to be performed thereunder through the Closing Date, have been fully performed and paid for in full or will be fully performed and paid on or before the Closing Date.

n.Leasing Commissions. No brokerage or leasing commissions or fee or other compensation is due or payable to any person, firm, corporation, or other entity with respect to or on account of any leases or other occupancy agreements now or previously affecting the Property.
o.No Options. No person, firm, corporation, or other entity has any right or option to acquire, lease or occupy the Property or any portion thereof.
In the event that any of the foregoing warranties and representations of Seller is or becomes untrue at any time before the Closing, Purchaser may, at its option, terminate this Contract, in which event the Escrow Deposit shall be returned to Purchaser, and the parties shall be released from all further obligations hereunder, other than those expressly surviving termination of this Contract.
8.CLOSING.
a.Date and Place. The Closing of the sale of the Property by Seller to Purchaser shall occur on or before thirty (30) days after the expiration of the Feasibility Period. The exact date of the Closing (the “Closing Date”) shall be specified in a written notice from Purchaser to Seller. Notwithstanding the foregoing, each of Seller and Purchaser shall have the one-time right, by delivering written notice to the other at least three (3) business days before the scheduled date for the Closing, to extend the date for Closing to a date set forth in such written notice, provided that such extended Closing Date shall be not later than fifteen (15) days after the then-scheduled Closing Date. The Closing shall occur in the offices of the Title Company.
b.Seller’s Obligations At Closing. At the Closing, Seller, at Seller’s sole cost and expense, shall deliver, or cause to be delivered, to Purchaser the following:
i.Special Warranty Deed. Seller shall execute and deliver to the Title Company for recording a Special Warranty Deed (“Deed”) in the form attached hereto as Exhibit “C”, fully executed and acknowledged by Seller, conveying good, indefeasible fee simple title to the Property to Purchaser, subject only to the Permitted Exceptions.
ii.Owner’s Title Policy. Seller shall cause the Title Company to issue and deliver to Purchaser an owner’s policy of title insurance (“Owner’s Title Policy”) in the amount of the Purchase Price insuring that Purchaser is owner of the Property, subject only to the Permitted Exceptions and the standard printed exceptions included in a Texas Standard Form Owner Policy of Title Insurance; provided, however: (A) such policy shall be subject to no restrictions, except for restrictions that are Permitted Exceptions; (B) the exception concerning rights of parties in possession shall be deleted (or shall be modified to refer only to the rights of the tenant in possession under the Lease, if the Lease is not terminated at Closing); (C) the standard exception for taxes shall be limited to the year in which the Closing occurs; and (D) if Purchaser so elects, the standard exception pertaining to discrepancies, conflicts, or shortages in area shall be deleted except for “shortages in area.”
iii.Bill of Sale and Assignment. Seller shall execute, acknowledge and deliver to Purchaser a Bill of Sale and Assignment in the form attached hereto as Exhibit “D”, conveying the Personal Property, the Warranties, the Service Contracts, the Plans, the Permits and Trade Name to Purchaser.
iv.Lease. Seller shall execute and deliver to Purchaser a lease termination agreement in form reasonably acceptable to Purchaser and Seller (“Lease Termination Agreement”) terminating the Lease effective as of the Closing; provided, however, in the event this Contract is assigned by Purchaser to a third party, or if Purchaser elects to have the Property conveyed to a third party at Closing, as permitted by Section 13.a below, the Lease shall not be terminated and the Bill of Sale and Assignment shall convey the interest of the landlord under the Lease to the Purchaser.
v.Records. Seller shall deliver to Purchaser originals or copies of the Lease and all books and records reasonably necessary for the continued operation of the Property, including without limitation all plans, drawings, permits and other information relating to the Property.
vi.UCC Certificate. A certificate issued by the Secretary of State (or other appropriate UCC filing officer) of the state of formation of Seller, dated within ten (10) days of the Closing, reflecting that no Uniform Commercial Code filings, chattel mortgages, assignments, pledges, or other encumbrances have been filed in the offices of such Secretary of State (or other filing officer), with reference to the Property or any part thereof; or, if such certificate reflects any such encumbrances, Seller shall cause such encumbrances to be released or terminated at Closing.
vii.Other Instruments. Seller shall execute and deliver such other documents as are customarily executed in Texas in connection with the conveyance of real property, including all required closing statements, releases, affidavits, evidences of authority to execute the documents, and any other instruments that may be required by the Title Company.
viii.Possession. Seller shall deliver exclusive possession of the Property to Purchaser at Closing.
ix.Taxes. Seller agrees to furnish tax certificates evidencing the payment of all ad valorem taxes on the Property for all prior years.

x.Foreign Investment In Real Property Tax Act Requirements. Seller and Purchaser agree to comply with all requirements of the Foreign Investment In Real Property Tax Act, as amended, and applicable IRS Regulations (“FIRPTA”). If Seller is not a “foreign person” as defined in FIRPTA, this requirement includes the delivery of a Certificate at Closing verifying that Seller is not a foreign person. If Seller is a foreign person or if Seller fails to deliver the required Certificate, Seller acknowledges that a portion of the Purchase Price that would otherwise be paid to Seller at the Closing must be withheld in order to comply with the FIRPTA requirements. The amount required to be withheld shall be paid to a mutually acceptable third party escrow agent for delivery to the Internal Revenue Service, along with the appropriate FIRPTA reporting forms, copies of which shall be provided to Seller and Purchaser. If Seller and Purchaser do not designate an escrow agent for such purpose prior to the Closing, the Title Company is authorized to act as such escrow agent. All costs and expenses relating to the withholding and payment of such funds to the Internal Revenue Service shall be paid by Seller.
c.Purchaser’s Obligations At Closing.
i.Payment of Purchase Price. At the Closing, Purchaser shall pay the Purchase Price, in cash, less the amount of the Escrow Deposit to be paid to Seller at the Closing, subject to any adjustments for prorations and other credits provided for in this Contract.
ii.Closing Documents. At the Closing, Purchaser shall execute the Bill of Sale and Assignment and the Lease Termination Agreement, if applicable.
d.Closing Costs. Seller and Purchaser each agree to pay the following costs at the Closing:
i.Paid By Seller. Seller agrees to pay the following: the premium for the Owner’s Title Policy (including extended coverage thereto) and expenses for the title commitment and title search; the cost of curing any disapproved title exceptions and preparing and recording any releases and other documents necessary to convey the Property in accordance with this Contract; one-half (1/2) of any escrow or closing fee charged by the Title Company; the costs of any documentary or deed stamps on the Deed and all transfer taxes (if any); the fees of its attorney; and any other similar closing costs customarily paid by a seller of real property in Travis County, Texas.
ii.Paid By Purchaser. Purchaser agrees to pay the following: except as provided above, the reasonable cost of any and all title endorsements Purchaser elects to receive (if any); the cost of the New Survey; any and all recording fees for the Deed; one-half (1/2) of any escrow or closing fee charged by the Title Company; the fees of its attorney; and any other similar closing costs customarily paid by a purchaser of real property in Travis County, Texas.

e.Prorations. The following shall be adjusted between Seller and Purchaser:
i.Proration Items. Seller and Purchaser agree to adjust, as of 11:59 p.m. on the day immediately preceding the Closing Date (the “Closing Proration Time”), the following (collectively, the “Proration Items”): (i) real estate and personal property taxes and assessments, (ii) utility bills (except as hereinafter provided), and (iii) collected Rentals (subject to the terms of Section 8.e(iii) below), (iv) operating expenses payable by the owner of the Property, and (v) all payments required to be made by the tenant under the Lease for ad valorem taxes, insurance, common area maintenance and/or other operating expenses of the Property (“Reimbursable Tenant Expenses”) in accordance with Section 8.e(iv) below. Seller will be charged and credited for the amounts of all of the Proration Items relating to the period up to and including the Closing Proration Time, and Purchaser will be charged and credited for all of the Proration Items relating to the period after the Closing Proration Time. Such preliminary estimated Closing prorations shall be set forth on a closing statement to be prepared by Seller and submitted to Purchaser for Purchaser’s approval prior to the Closing Date. The Closing Statement, once agreed upon, shall be signed by Purchaser and Seller and delivered to the Title Company for purposes of making the preliminary proration adjustment at Closing subject to the final cash settlement provided for below. The preliminary proration shall be paid at Closing by Purchaser to Seller (if the preliminary prorations result in a net credit to Seller) or by Seller to Purchaser (if the preliminary prorations result in a net credit to Purchaser) by increasing or reducing the cash to be delivered by Purchaser in payment of the Purchase Price at the Closing. If the actual amounts of the Proration Items are not known as of the Closing Date, the prorations will be made at Closing on the basis of the best evidence then available; thereafter, when actual figures are received, re-prorations will be made on the basis of the actual figures, and a final cash settlement will be made between Seller and Purchaser. No prorations will be made in relation to insurance premiums, and Seller’s insurance policies will not be assigned to Purchaser.
ii.Utility Expenses and Payments. Water, sewer, gas, electric and all other utility expenses and payments due or made with respect to the Property shall be prorated as of the Closing Proration Time, based upon the utility bills for the preceding period, such that Seller will be responsible for the period through the Closing Proration Time and Purchaser will be responsible for the period after the Closing Proration Time. Alternatively, at Seller’s option, the utility meters may be read the day before Closing and utility expenses shall be prorated on the basis of such meter readings. All such utility accounts shall be canceled and new accounts opened in the name of Purchaser or in the name of Purchaser’s management agent if the same can be accomplished without interruption of utility service; otherwise such accounts shall be transferred to Purchaser. Seller shall cooperate with Purchaser’s efforts to cancel or transfer, as the case may be, such accounts and continue uninterrupted utility service to the Property. To the extent that the amount of actual consumption of any utility services is not determined prior to the Closing Date, a proration shall be made at Closing based on the last available reading, projected over the billing period which includes the Closing Date.
iii.Rentals and Security Deposits. Purchaser will receive a credit for the proration amount (as of the Closing Proration Time) of all Rentals previously paid to or actually collected by (or on behalf of) Seller and attributable to any period following the Closing Proration Time. “Rentals” as used herein includes all payments received by or on behalf of Seller from the tenant under the Lease, but excluding amounts received for Reimbursable Tenant Expenses which are governed by Section 8.e.(iv) below. At the Closing, Seller shall transfer to Purchaser all unapplied security deposits held by Seller under the Lease, or Purchaser shall be entitled to a credit against the Purchase Price in the amount of such unapplied security deposits retained by Seller.

iv.Reimbursable Tenant Expenses. The treatment of Reimbursable Tenant Expenses shall depend on whether the Lease remains in effect after Closing:

(1)If the Lease terminates at Closing: Seller and Purchaser shall reconcile all Reimbursable Tenant Expenses as of the Closing Date as if the Lease required such reconciliation to be completed at Closing. If the actual amounts of any such expenses are not known as of the Closing Date, the reconciliation will be made at Closing on the basis of the best evidence then available; thereafter, when actual figures are received, re-reconciliation will be made on the basis of the actual figures, and a final cash settlement will be made between Seller and Purchaser.
(2)If the Lease remains in effect after Closing: Reimbursable Tenant Expenses shall be prorated as of the Closing Proration Time, such that Purchaser will receive a credit against the Purchase Price at Closing for the prorated amount of all Reimbursable Tenant Expenses previously paid to or actually collected by (or on behalf of) Seller and attributable to any period following the Closing Proration Time. When Purchaser has determined the actual amount of Reimbursable Tenant Expenses for the year in which the Closing occurs, Purchaser shall refund to the tenant any overpayment of Reimbursable Tenant Expenses made by the tenant under the Lease (with Seller paying its prorata share thereof), collect from the tenant any underpayment of Reimbursable Tenant Expenses and pay to Seller, Seller’s share of said underpayment, promptly upon collection thereof.

v.Real Estate Taxes and Assessments. All ad valorem real estate and personal property taxes with respect to the Property shall be prorated as of the Closing Proration Time on an accrual basis for the calendar year in which the Closing occurs. If the amount of such taxes is not known as of the Closing Date, taxes shall be prorated based upon the most recent taxes, provided Seller and Purchaser shall re-prorate the taxes after Closing when the actual amount of such taxes is known. Seller shall pay prior to Closing any special assessments to the extent such payment is then due.
vi.Service Contract Payments. All payments due or owing under any Service Contracts assumed by Purchaser at Closing shall be prorated as of the Closing Proration Time.
vii.Leasing Commissions and Tenant Improvement Costs. If the Lease remains in effect after Closing, Purchaser shall be responsible for any and all tenant improvement costs, refurbishment allowances and other tenant inducements payable by the landlord after the Closing Date and relating to the Lease, to the extent such obligations are set forth in the Lease. Seller shall be responsible for any and all leasing commissions relating to the Lease.
viii.Other Operating Expenses. To the extent not otherwise addressed by the foregoing, any other operating expenses for the Property (“Operating Expenses”) shall be prorated as of the Closing Proration Time. Seller shall pay all such other Operating Expenses attributable to the Property up to and including the Closing Proration Time and Purchaser shall pay all such other Operating Expenses attributable to the Property after the Closing Proration Time.
ix.Miscellaneous. Any prorations or adjustments of revenues or expenses which cannot be ascertained with certainty as of the Closing shall be prorated on the basis of the parties’ reasonable estimate of such amounts and shall be re-prorated once the final amounts are determined. If any of the prorations or adjustments made pursuant to this Section 8.e. shall prove incorrect for any reason, the party in whose favor the error was made will promptly pay to the other party the amount necessary to correct such error. The provisions of this Section 8.e. shall survive the Closing and shall not merge into the Deed upon recordation.
9.CASUALTY OR CONDEMNATION PRIOR TO CLOSING. Seller shall bear the risk of all loss, destruction or damage to the Property, or any portion thereof, from any and all causes whatsoever until and including the date of Closing.
a.Casualty. If at any time prior to the Closing any portion of the Property is destroyed or damaged as a result of fire or any other cause whatsoever, Seller shall promptly give notice thereof to Purchaser. The rights and obligations of the parties by reason of such destruction or damage shall be as follows:

i.Damage Less than $50,000.00. If the “cost of repair and restoration” (as such term is defined in Subsection 9.b.) of such destruction or damage shall be $50,000.00 or less, the obligations of the parties hereunder shall not be affected by such destruction or damage and Purchaser shall accept title to the Property in its destroyed or damaged condition; but (1) at the Closing, Seller shall assign to Purchaser all of Seller’s rights, titles and interests in and to the proceeds of any insurance carried by Seller and payable with respect to such destruction or damage; (2) the Purchase Price shall be reduced by the amount, if any, by which the cost of repair and restoration exceeds the amount of such proceeds available for repair or restoration (less the actual cost of any repairs or restoration performed and paid for by Seller prior to Closing at Purchaser’s request). If the amount of such proceeds have not been determined on or prior to the date of Closing, Seller shall, out of the portion of the Purchase Price payable at the Closing, deposit in escrow with the Title Company an amount equal to the cost of repair and restoration. Upon the determination of the amount of such proceeds, the Title Company shall release the amount so deposited with it to Seller and/or Purchaser in accordance with the provisions of this Subsection 9.a.
ii.Damage More than $50,000.00. If the cost of repair and restoration of such destruction or damage shall exceed $50,000.00, Purchaser shall have the option either to: (a) accept title to the Property in its destroyed or damaged condition in accordance with and subject to the provisions of Subsection (i), above; or (b) cancel this Contract by giving notice to such effect to Seller not later than ten days after the cost of repair and restoration is determined (as provided in Section 9.b.); upon the giving of such notice by Purchaser, the Escrow Deposit shall be refunded to Purchaser and thereafter this Contract shall be null and void and the parties shall have no further obligation or liability hereunder.
b.Cost of Repair and Restoration. The term “cost of repair and restoration” shall mean an estimate of the actual cost of repair and restoration obtained by Purchaser within ten days of receipt of notice from Seller of such destruction or damage, from a reputable contractor regularly doing business in Austin, Texas.
c.Condemnation. If prior to Closing, any governmental or other entity having condemnation authority shall institute an eminent domain proceeding with regard to the Property or any part thereof and the same is not dismissed on or before ten (10) days prior to Closing, Purchaser shall be entitled either to terminate this Contract upon written notice to Seller or to waive such right of termination and receive all condemnation proceeds. In the event of termination of this Contract pursuant to the terms hereof, the Escrow Deposit shall be returned to Purchaser, and thereafter neither Purchaser nor Seller shall have any further rights or obligations hereunder.
10.DEFAULTS AND REMEDIES.
a.Purchaser’s Default and Seller’s Remedies.

i.Purchaser’s Default. Purchaser shall be deemed to be in default under this Contract if Purchaser fails to meet, comply with or perform any of Purchaser’s obligations under this Contract within the time limits set forth in this Contract, for any reason other than a default by Seller or termination by Purchaser under some provision of this Contract. Except for the obligations to be performed at the Closing, Purchaser shall have a period of five (5) days after written notice from Seller that Purchaser has failed to comply with or perform its obligations under this Contract in which to cure such failure before Purchaser shall be deemed to be in default under this Contract.
ii.Seller’s Remedies. If Purchaser is deemed to be in default under this Contract, Seller may, as Seller’s sole remedy, terminate this Contract by written notice delivered to Purchaser, and receive the Escrow Deposit. It is agreed between Purchaser and Seller that such amount shall be liquidated damages for a default of Purchaser under this Contract because of the difficulty, inconvenience, and uncertainty of ascertaining actual damages for such default. Except with respect to the obligations of Purchaser under Section 5.b., above, Section 12.b., below, and any post-closing obligations of Purchaser (as to which Seller reserves all remedies provided at law), Seller waives all other remedies for default by Purchaser hereunder.
b.    Seller’s Defaults and Purchaser’s Remedies.
i.Seller’s Default. Seller shall be deemed to be in default under this Contract if Seller fails to meet, comply with, or perform any covenant, agreement, or obligation within the time limits and in the manner required in this Contract, for any reason other than default by Purchaser or termination of this Contract by Seller under some provision of this Contract. Except for the obligations to be performed at the Closing, Seller shall have a period of five (5) days after written notice from Purchaser that Seller has failed to comply with or perform its obligations under this Contract in which to cure such failure before Seller shall be deemed to be in default under this Contract.
ii.Purchaser’s Remedies. If Seller is deemed to be in default under this Contract, Purchaser may, at Purchaser’s sole option, do any one or more of the following:
(A)Terminate this Contract by written notice delivered to Seller on or before the date of Closing, in which event the Escrow Deposit shall be returned to Purchaser and Seller shall reimburse Purchaser for all out-of-pocket costs incurred by Purchaser in connection with the negotiation of this Contract, Purchaser’s due diligence review hereunder or the performance of Purchaser’s obligations hereunder, including without limitation all attorney’s fees, consultant’s fees and fees and charges to lenders.

(B)Enforce specific performance of this Contract against Seller.
(C)Notwithstanding anything in this Contract to the contrary, if, after the Effective Date, Seller takes any action that renders specific performance unavailable as a remedy (including without limitation transferring title to the Property to a third party), then Purchaser shall have all remedies available at law or in equity with respect to Seller’s default.
Purchaser waives all other remedies for a default by Seller hereunder, except with respect to the obligations of Seller pursuant to Section 12.b., and any post-closing obligations of Seller, as to which Purchaser reserves all remedies provided at law.
c.    Attorney’s Fees. If either party to this Contract defaults in the performance required hereunder, and the non-defaulting party employs an attorney to enforce the terms hereof, such non-defaulting party shall be entitled to reasonable attorney’s fees from the defaulting party.
11.PRECLOSING MATTERS.
a.    Seller’s Covenants. Seller covenants that Seller shall (i) continue to operate and maintain the Property through the Closing in the same manner as Seller maintained and operated the Property prior to the Effective Date of this Contract, and Seller shall make all ordinary repairs and replacements reasonably and customarily required with respect to the Property; (ii) continue all insurance policies and contracts relating to the Property in full force and effect, and shall fully and timely perform all of Seller’s obligations thereunder, through the Closing, and neither cancel, amend nor renew any of the same without Purchaser’s prior written consent; (iii) not enter into any agreement or instrument or take any action which would constitute an encumbrance on the Property, or which would bind the Purchaser or the Property after the Closing, or which would be outside the normal scope of maintaining and operating the Property, without the prior written consent of Purchaser; (iv) promptly provide Purchaser with copies of all written default notices, notices of lawsuits and notices of violations affecting the Property received by Seller or its property manager; and (v) pay when due all broker’s fees and commissions relating in any way to the Property, whether now due or becoming due any time in the future (including without limitation after the date of Closing hereunder), to the extent based upon the acts of Seller or any prior owner of the Property. The obligations set forth herein shall survive the Closing.
b.    Confidentiality. Purchaser and Seller agree not to disclose the existence of this Contract (or any related letter of intent “LOI”) or any negotiations between Purchaser and Seller and further agree that the terms of this Contract and the LOI and all matters and documents related hereto or thereto are confidential, and Purchaser and Seller agree to (i) keep such information confidential and (ii) not disclose it to any person in any matter whatsoever; provided, that (a) Purchaser or Seller may make any disclosure of such information to which the other party gives its prior written consent or which is public knowledge prior to the date of this Contract or the LOI, (b) any such information may be disclosed to such other party’s officers, directors, employees, debt sources, accountants, attorneys, capital partners and advisors who need to know such information for the sole purpose of evaluating the transaction and who are advised of the confidentiality obligations, and (c) the parties may disclose that information which is required to be disclosed by law or the rules of any exchange to which it is subject or pursuant to any demand of any judicial, administrative, legislative, regulatory or self-regulatory body. In addition, Purchaser may disclose such information as reasonably necessary in connection with Purchaser’s inspections, due diligence, and evaluation of the Property, including to (A) third-party professionals such as environmental consultants, engineers, surveyors, appraisers, and other professional service providers, (B) governmental authorities, agencies, or officials in connection with permits, approvals, zoning matters, or other governmental requirements, and (C) third parties holding easements, licenses, or other rights affecting the Property, provided that such third parties are advised of the confidentiality obligations contained herein to the extent practicable. The obligations of Seller under this paragraph shall survive Closing.
12.COMMISSION.
a.Amount. If and when the Closing occurs, Seller agrees to pay to the following real estate brokers the following commissions for services rendered in connection with this transaction: a commission payable to Jones Lang LaSalle Brokerage, Inc. (“JLL”) pursuant to a separate written agreement between Seller and JLL, a commission payable to any broker engaged by Seller (“Seller’s Broker”) pursuant to a separate written agreement between Seller and Seller’s Broker.
b.Indemnity. Seller and Purchaser each warrant and represent to the other that neither of them has dealt with any agent or broker other than the ones identified above in connection with this transaction, and Seller and Purchaser each agree to indemnify and hold the other party harmless from any loss, liability, or expense suffered by the other party by reason of a breach of such warranty and representation.
c.Notice. As required by the Texas Real Estate License Act, the agent or agents named above advise the Purchaser that Purchaser should have the abstract covering the Property examined by an attorney of the Purchaser’s own selection, or that such Purchaser should be furnished with or obtain a policy of title insurance, and by signing this Contract Purchaser acknowledges receipt of this notice.
13.MISCELLANEOUS.
a.Assignment of Contract. Purchaser may assign this Contract or direct that title be conveyed to any entity designated by Purchaser without Seller’s consent, provided that any assignee of Purchaser shall expressly assume all of Purchaser’s liabilities, obligations, and duties under this Contract, in which event Purchaser shall be released from all further obligations hereunder. Purchaser shall be liable for and indemnify and hold Seller harmless from any and all transfer taxes associated with any such assignment by Purchaser. Upon request by Purchaser, Seller agrees to execute a novation, termination and new agreement with the same time deadlines and obligations of the parties as if the new agreement had originally been executed at the time of this Contract.

b.Survival of Covenants. Any of the representations, warranties, covenants, and agreements of the parties, as well as any rights and benefits of the parties, pertaining to a period of time following the Closing shall survive the Closing and shall not be merged therein.
c.Notice. Any notice required or permitted to be delivered under this Contract shall be deemed received on the earlier of (i) actual receipt, or (ii) three (3) business days after being sent by United States mail, postage prepaid, certified mail, return receipt requested, or (iii) when sent by email with electronically provided confirmation of delivery, addressed to Seller or Purchaser, as the case may be, at the address stated in Section 1, with a copy to such party’s attorney as follows:

If to Seller:	[REDACTED]
[REDACTED]
[REDACTED]
[REDACTED]
[REDACTED]

If to Purchaser:	[REDACTED]
[REDACTED]
[REDACTED]
[REDACTED]
[REDACTED]
A party may change its address for notice upon ten (10) days written notice to the other party pursuant to the terms hereof.
d.Like-Kind Exchanges. Each of Seller and Purchaser may structure the disposition or acquisition of the Property as a like-kind exchange or a “reverse” like-kind exchange under Internal Revenue Code Section 1031 at such party’s sole cost and expense. The other party shall reasonably cooperate with such exchange, provided that (A) such cooperating party shall incur no additional costs, expenses, obligations or liabilities in connection with the other party’s exchange, (B) such cooperating party shall not be required to take title to or contract for purchase of any other property, and (C) the Closing Date shall not be delayed beyond the date set forth herein. If either Purchaser or Seller uses a qualified intermediary to effectuate an exchange, (i) any assignment of such party’s rights or obligations hereunder to the qualified intermediary shall not relieve, release, or absolve such party of its obligations hereunder, (ii) such party shall remain fully liable for performance of all obligations under this Contract, and (iii) such party shall be liable for any transfer taxes, recording fees, or other costs associated with such assignment. Any such assignment shall be subject to the assignment provisions of this Contract.
e.Texas Law to Apply. This Contract shall be construed under and in accordance with the laws of the State of Texas, and all obligations of Purchaser, Seller and Escrow Agent created by the Contract are performable in Travis County, Texas.

f.Parties Bound. This Contract shall be binding upon and inure to the benefit of the parties to this Contract and their respective heirs, executors, administrators, legal representatives, successors and assigns.
g.Legal Construction. In case any one or more of the provisions contained in this Contract shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of the Contract, and this Contract shall be construed as if such invalid, illegal, or unenforceable provision had never been contained in the Contract. This contract shall not be construed as if it had been prepared by one of the parties, and the parties hereby waive any rule of construction that the Contract shall be construed against the party drafting the same.
h.Prior Agreements Superseded. This Contract constitutes the sole and only agreement of the parties to the Contract and supersedes any prior understandings or written or oral agreements between the parties concerning the purchase of the Property.
i.Time. Time is of the essence of this Contract. In the event that any deadline under this Contract or the date on which any party is required to take any action under the terms of this Contract is a Saturday, Sunday or holiday recognized by national banks, such deadline or date shall be extended to the next day which is not a Saturday, Sunday or holiday recognized by national banks.
j.Gender. Words of any gender used in this Contract shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise.
k.Counterparts. This Contract may be executed in multiple counterparts and by electronic or “wet ink” signature. Electronic signatures and electronic delivery of executed signature pages shall be deemed effective and binding for all purposes. All such fully executed counterparts will collectively constitute a single Contract.
l.Effective Date. The Effective Date of this Contract shall be the date of the last party to sign, as indicated on the signage page below.
[End of Text; Signature Page Follows]

Executed by Purchaser on September 26, 2025.

PURCHASER: ARTIVION, INC., a Delaware corporation
By:	/s/ Lance A. Berry
Printed Name:	Lance A. Berry
Title:	Chief Financial Officer

Executed by Seller on September 17, 2025.

SELLER: 1300 EAST ANDERSON LANE, LTD., a Texas limited partnership
By:	JDB Real Properties, Inc.,
a Texas corporation,
its General Partner

	By:	/s/ Patricia Bliss
	Printed Name:	Patricia Bliss
	Title:	President

LIST OF EXHIBITS
EXHIBIT “A”    -    Description of Land
EXHIBIT “B”    -    [OMITTED]
EXHIBIT “C”    -    [OMITTED]
EXHIBIT “D”    -    [OMITTED]

EXHIBIT “A”
TO REAL ESTATE PURCHASE AND SALE CONTRACT
DESCRIPTION OF LAND
Tract 1:

Unit A and Unit B, 1300 E. ANDERSON LANE CONDOMINIUMS, a condominium project in Travis County, Texas, according to the Declaration of Condominium Regime for 1300 E. ANDERSON LANE CONDOMINIUMS, recorded in Document No. 2019006335 of the Official Public Records of Travis County, Texas, and amendments thereto, together with the limited common elements and an undivided interest in and to the general common elements appurtenant thereto.

Tract 2:

Easement Estate created by that certain Declaration of Easement dated July 29, 1980, recorded in Volume 7090, Page 762 of the Deed Records of Travis County, Texas, over and across a portion of Lot 2, CAMERON ROAD RESEARCH ADDITION, a subdivision in Travis County, Texas, according to the map or plat recorded in Volume 73, Page 60 of the Plat Records of Travis County, Texas, SAVE AND EXCEPT that portion thereof conveyed to the State of Texas by Deed recorded in Volume 12321, Page 1557 of the Real Property Records of Travis County, Texas, and depicted as General Common Elements in Declaration of Condominium recorded under Document No. 2019006335 of the Official Public Records of Travis County, Texas.

Tract 3:

Easement Estate created by that certain Grant of Easement for Ingress and Egress dated November 7, 1975, recorded in Volume 5313, Page 510, and additionally granted by that certain Special Warranty Deed dated November 28, 1979, recorded in Volume 6810, Page 503, both of the Deed Records of Travis County, Texas, over and across a portion of Lot 1, CAMERON ROAD RESEARCH ADDITION, a subdivision in Travis County, Texas, according to the map or plat recorded in Volume 73, Page 60 of the Plat Records of Travis County, Texas, and defined as General Common Elements in Declaration of Condominium recorded under Document No. 2019006335 of the Official Public Records of Travis County, Texas.